INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this S-1 Registration Statement of Mary Feed & Supply, Inc. on Form S-1 of our report dated February 11, 2014.  We also consent to the reference to us under the heading “Experts” in this registration statement.

MaloneBailey, LLP

www.malone-bailey.com

Houston, Texas

February 11, 2014